Exhibit 10.1

May 15, 2025

Re:	Employment Letter Agreement

Dear Mr. Weichselbaum:

Telomir Pharmaceuticals, Inc. (the “Company”) is pleased to offer you employment on the following terms. Subject to any pre-employment requirements, your employment will commence on May 19, 2025 (the “Start Date”) or such other date as you and the Company may agree.

1. Position and Responsibilities. Your title will be Chief Financial Officer, and you will report to the Company’s Chief Executive Officer. You will work remotely from your offices in Cedarhurst, New York. You acknowledge that the position may require domestic and overseas travel. This is a part-time position. You agree to devote 30 hours per week to your duties to the Company.

2. Compensation.

2.1 The Company will pay you a base salary (the “Base Salary”) at the initial rate of $60,000 per year, payable in accordance with the Company’s standard payroll schedule. In accordance with Company policy, the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board will review your Base Salary on an annual basis.

2.2 Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 50,000 shares of the Company’s Common Stock. The exercise price per share will be determined by the Board of Directors when the option is granted. Twenty-five thousand (25,000) of the option shares will vest six (6) months following the Start Date, and twenty-five thousand (25,000) of the option shares will vest twelve (12) months following the Start Date, subject to your continued employment by the Company on each such vesting date. The option will be subject to the terms and conditions applicable to options granted under the Telomir Pharmaceuticals, Inc. 2023 Omnibus Inventive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement.

2.3 You will be entitled to eight (8) days of paid time off per year, to be taken and reported in accordance with the Company’s policies. In addition, you will be entitled to sick leave in accordance with applicable law.

2.4 The Company will reimburse you for all reasonable, out-of-pocket travel and other expenses incurred by you in the performance of your duties, subject to the requirements of the Company’s expense reimbursement policies as in effect from time to time.

3. Nature of Employment. Employment with the Company is for no specific period of time. Your employment with the Company is on an at-will basis. Either you or the Company may terminate the employment relationship at any time and for any reason. Upon termination, the Company shall have no further obligations other than payment of accrued but unpaid salary through the date of termination. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may be changed only in an express written agreement signed by you and a duly authorized officer of the Company.

4. Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

900 West Platt St. Ste 200 Tampa, FL 33606
Web: www.telomirpharma.com Tel: 813.505.0282

6. No Breach of Other Agreements. You represent that your performance of all the terms of this employment agreement, including Exhibit A, will not conflict with or breach any agreement or understanding between you and any former employer, client or other third party. You covenant that you will not bring to the Company, or use in the performance of your duties for the Company, any documents, materials, intangibles, or other property of any former employer, client or other third party that are not generally available to the public or have not been legally transferred to the Company.

7. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. The Company acknowledges and agrees that you will concurrently serve as the Chief Financial Officer of MIRA Pharmaceuticals, Inc. and as CEO of the Wexus Group.

8. Governing Law; Severability. This letter agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of law. If any provision of this letter agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.

9. Arbitration. Except as otherwise prohibited by law, any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place virtually or in person in New York County, New York. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO HAVE ANY SUCH CLAIMS TRIED BEFORE A JUDGE OR JURY.

10. Legal Advice. You acknowledge that you have been advised by the Company to consult with, and seek the advice of, a personal attorney of your choice prior to executing this letter agreement in connection with the negotiation, drafting and execution of this letter agreement and Exhibit A.

11. Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

12. Employment Requirements. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon the results of a background and reference check.

13. Non-Disparagement. During and after your employment, you agree not to make any public or private statements, or engage in any conduct, that disparages or is likely to harm the reputation of the Company, its affiliates, officers, directors, or employees. This includes, but is not limited to, comments made on social media, in interviews, or to other employees or third parties. Nothing herein restricts your right to provide truthful information to a government or regulatory agency if required by law.

14. Director and Officers’ Insurance. At all times during your employment with the Company, the Company shall cover and include you in its standard Director and Officers’ Insurance Policy.

* * * * *

900 West Platt St. Ste 200 Tampa, FL 33606
Web: www.telomirpharma.com Tel: 813.505.0282

You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the enclosed Exhibit A and returning them to the undersigned. This offer, if not accepted, will expire at the close of business on May 19, 2025.

Very truly yours,

Telomir Pharmaceuticals, Inc.

By:	/s/ Erez Aminov
Title:	Erez Aminov, Chairman and CEO

ACCEPTED AND AGREED:

/s/Alan Weichselbaum
Alan Weichselbaum

Date: May 15, 2025

900 West Platt St. Ste 200 Tampa, FL 33606
Web: www.telomirpharma.com Tel: 813.505.0282